Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated December 13, 2005, relating to the consolidated financial statements of Imperial Sugar Company and its subsidiaries and management’s report on the effectiveness of internal control over financial reporting appearing in the Annual Report on Form 10-K of Imperial Sugar Company for the year ended September 30, 2005 and the reference to us under the heading “Experts” in this Registration Statement.

DELOITTE & TOUCHE LLP

Houston, Texas

February 17, 2006